UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 11, 2004

Oakley, Inc.
(Exact name of registrant as specified in its charter)

Washington (State or other jurisdictionof incorporation)	1-13848 (Commission File Number)	95-3194947 (I.R.S. EmployerIdentification No.)

One Icon
Foothill Ranch, California 92610
(Address of principal executive offices and zip code)

Registrant's telephone number, including area code:
(949) 951-0991

N/A
(Former name or former address, if changed since last report)

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

    (c) Exhibits.

    The following exhibit is furnished as part of this report:

    Exhibit 99.1 Press Release, dated February 11, 2004.

Item 12. Results of Operations and Financial Condition.

        On February 11, 2004, Oakley, Inc. issued a press release announcing its financial results for the completed quarter and fiscal year ended December 31, 2003. A copy of the press release is furnished with this report as Exhibit 99.1.

        The information included in Exhibit 99.1 is being "furnished" in accordance with Item 12 of Form 8-K and shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to the liabilities of that section, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                                                                                                        OAKLEY, INC.

Date: February 11, 2004                                                                                 By: /s/ Thomas George_______

                                                                                                                       Name: Thomas George
                                                                                                                       Title: Chief Financial Officer

Exhibit Index

Exhibit No.                     Description

 99.1                             Press Release, dated February 11, 2004.

EXHIBIT 99.1

Oakley Achieves Record Fourth Quarter Sales And Strong Earnings Growth

FOOTHILL RANCH, Calif., Feb. 11, 2004 (PRIMEZONE) -- Conference Call -- 11:00 a.m. EST, Wednesday, February 11, 2004 -- A simultaneous web cast for interested investors can be heard at Oakley's (NYSE:OO) corporate web site: http://investor.oakley.com, where it will be archived through February 11, 2005. A telephone replay of the call will be available from 3:00 p.m. EST, Wednesday, February 11, through midnight February 18, 2004, accessible from the United States and Canada at 800/642-1687, and from international locations at 706/645-9291; pass code: 5388145.

Selected Highlights

  Net sales grew 18.1 percent to a fourth-quarter record $121.6 million; net income totaled $3.2 million, or $0.05 per share
  Fourth quarter newer category gross sales grew 28.9 percent; sunglass gross sales increased 9.6 percent
  Full year 2003 net sales exceeded $500 million for the first time, growing 6.5 percent, to a record $521.5 million
  Full year 2003 combined newer category gross sales increased 23.4 percent to $165.1 million
  Full year 2003 U.S. net sales through Oakley-owned retail locations grew 63.1 percent to $53.2 million, representing 20.7 percent of U.S. net sales and 10.2 percent of total net sales

Oakley, Inc. (NYSE:OO) today announced results of its fourth quarter and full year ended December 31, 2003.

Fourth quarter net sales increased 18.1 percent to $121.6 million, compared with $102.9 million in the fourth quarter of 2002. Net income for the fourth quarter totaled $3.2 million, or $0.05 per diluted share, compared with $0.5 million, or $0.01 per diluted share, in last year's fourth quarter, which included a European restructuring charge of $1.8 million after-tax, or $0.02 per diluted share.

Full year 2003 net sales surpassed $500 million for the first time in the company's history, reaching a record $521.5 million, up 6.5 percent from $489.6 million in 2002. Net income totaled $38.2 million, or $0.56 per diluted share, compared to $40.6 million, or $0.59 per diluted share, in 2002, including the restructuring charge.

"We achieved significant milestones in 2003 that reinforce our commitment to Oakley's category and distribution diversification strategy," commented Jim Jannard, Chairman and Chief Executive Officer. "Each of the weapons in our Oakley brand arsenal is focused on a key growth opportunity for 2004."

Oakley's Chief Operating Officer Link Newcomb commented, "In the fourth quarter, successful holiday retail programs spurred our sunglass sales to their first year-over-year growth in several quarters. This provided an encouraging end to a year in which sunglass unit volumes declined over 10 percent and our new introductions never achieved the momentum we expected. Despite those challenges, by utilizing strong cost discipline we achieved full year earnings in line with our $0.55-$0.60 per share guidance provided in January 2003."

"Newer categories provided solid sales growth as our apparel and prescription eyewear lines finished their strongest year ever on an upswing. Our footwear business continues to be a tale of two seasons characterized by strong sales of our spring sandal and golf lines contrasted with fall lines that have not yet achieved traction, especially in domestic markets. However, our S.I. Assault Boot and Shoe provided an encouraging sign in the second half of 2003 which we hope to extend into 2004."

"Oakley's retail expansion efforts continued on plan during the year. We now operate more than 100 U.S. retail locations, including 27 Oakley stores and 76 Iacon sunglass specialty stores, which accounted for nearly 13 percent of our fourth quarter sales and are expected to continue to increase their contribution to net sales."

Newcomb concluded, "We enter 2004 with a great line-up of new products and guarded optimism that in a more responsive retail environment, we will prevail."

Fourth Quarter Financial Analysis

U.S. net sales, excluding the company's retail store operations, increased 6.7 percent in the fourth quarter, to $38.6 million, compared with $36.1 million last year. Sales to the company's diverse specialty account base and other domestic sales excluding Sunglass Hut increased 6.1 percent, to $32.0 million. U.S. net sales to Sunglass Hut, the company's largest customer, increased 9.8 percent, to $6.5 million, as an Oakley holiday front-door presentation, combined with a strong exclusive product offering, generated favorable consumer response.

Oakley's fourth quarter international net sales increased 17.5 percent (including a 15.5 percent benefit from the weakening U.S. dollar) to $67.3 million, compared with $57.3 million last year. Europe, Latin America and South Africa each achieved double-digit sales growth. Positive growth was seen in all regions except Southeast Asia, where transition to new distribution adversely impacted sales.

Sales through Oakley's U.S. retail store operations reached $15.7 million during the fourth quarter, compared to $9.5 million in the fourth quarter of 2002, an increase of 65.8 percent. During the fourth quarter, the company opened in the U.S. three new Oakley retail stores and seven new Iacon stores. At December 31, 2003, the company operated a total of 103 U.S. retail stores, compared with 78 at December 31, 2002. In addition, in December the company opened its first licensed O Store(r), located in Santiago Chile, making it the sixth international Oakley retail location.

Fourth quarter gross sales totaled $129.6 million. Sunglass gross sales increased 9.6 percent in the fourth quarter, to $63.5 million, marking the first year over year increase in five quarters. The growth was driven largely by a 7.5 percent increase in the average sunglass selling price combined with a 1.9 percent increase in unit shipments compared to the fourth quarter of 2002. Global net sales to the retail group of Luxottica, which includes Sunglass Hut and OPSM locations worldwide, increased 15.5 percent to $9.1 million during the quarter.

Combined fourth quarter gross sales of the company's newer categories -- apparel, prescription eyewear, footwear and watches -- grew 28.9 percent, to $38.7 million, and accounted for 29.9 percent of total fourth quarter gross sales. Apparel and prescription eyewear were the strongest contributors during the quarter.

Fourth quarter gross margins improved to 53.3 percent compared with 53.0 percent in last year's comparable period. This increase reflects improving margins in the newer categories and the positive effect of a weaker U.S. dollar on the company's international operations. Together, these more than offset the negative effects of a slightly lower mix of sunglass sales and higher inventory adjustments relative to the comparable period. Operating expenses improved to 49.1 percent of net sales in the quarter, down from 51.9 percent the prior year, which included $2.8 million in restructuring charges, as selling and design costs increased at a rate slower than net sales.

The company's order backlog as of December 31, 2003 was $51.9 million, up 21.5 percent compared with $42.7 million at the same time last year. Included in this backlog are orders for the company's footwear and apparel lines, which totaled $43.8 million at December 31, 2003, up 22.0 percent compared with $35.9 million at the same time last year.

The company generated more than $70 million of cash from operations during 2003, resulting in a cash balance of $49.2 million at December 31, 2003 compared with $22.2 million one year ago. A portion of the operating cash was used to fund $30.7 million in capital expenditures during the year and to pay the company's first-ever annual dividend totaling $9.5 million, or $0.14 per share, in October. The company's consolidated inventory totaled $98.7 million at December 31, 2003, compared with $104.5 million at September 30, 2003 and $87.0 million at December 31, 2002. This inventory reflects the expanded company-owned retail operations and increased apparel and footwear inventory to support the new spring releases. Accounts receivable declined to $78.0 million at December 31, 2003, compared with $96.4 million at September 30, 2003 and $68.1 million at December 31, 2002. Accounts receivable days sales outstanding (DSO) improved to 59 at December 31, 2003, compared with 61 at December 31, 2002.

Full Year 2003 Financial Summary

Total 2003 net sales increased 6.5 percent to a record $521.5 million, driven by a 12.3 percent increase in international net sales to $264.5 million. Domestic net sales increased 1.2 percent to $257.1 million, including a 63.1 percent increase in Oakley's retail store sales to $53.2 million. International and U.S. net sales in 2002 were $235.5 million and $254.0 million, respectively.

Gross sales totaled $560.6 million for 2003. Sunglass gross sales decreased 6.0 percent to $310.4 million for the year, compared with $330.2 million in 2002, due in part to a weaker domestic economy and wet weather patterns in key markets during the peak sunglass selling season. The average sunglass selling price increased 5.4 percent, due in large part to favorable foreign currency exchange rates and a higher contribution from Oakley retail store operations, but was more than offset by a 10.8 percent decline in unit shipments. Global net sales to Luxottica decreased 21.4 percent, to $46.9 million, compared with $59.7 million in 2002.

Combined full year gross sales of the company's apparel, prescription eyewear, footwear and watches grew 23.4 percent to $165.1 million and accounted for 29.4 percent of full year gross sales, compared with 25.3 percent of full year 2002 gross sales.

Gross sales of apparel and apparel accessories increased 34.2 percent for the full year, from $56.6 million in 2002 to $76.0 million in 2003, with the largest components being fleece, lifestyle and outerwear products, together with substantial sales of the company's accessories line.

Prescription eyewear gross sales increased 24.6 percent for the full year to $42.7 million, compared with $34.3 million in 2002. Approximately 78 percent of the company's prescription eyewear sales were generated by the prescription eyewear frame line, which now consists of 23 styles. The company's prescription lenses accounted for the remaining 22 percent of prescription eyewear sales. The lens line includes single vision and progressive designs in a wide variety of options, including polarized, Iridium(r) and 19 lens colors.

Footwear gross sales grew 17.0 percent for the full year, to $36.5 million, compared with $31.2 million in 2002. The company's spring assortment of sandals and golf shoes continued to build on the momentum of the prior year's success. While second half footwear sales increased modestly over 2002's disappointing sales, they did not achieve the company's original expectations. Consumer versions of Oakley's military boot and shoe styles have generated sales of $2.5 million since their April 2003 introduction and the company plans to build on that success in future seasons with the launch of additional industrial/military styles.

Watch gross sales decreased 14.7 percent for the full year to $9.9 million, compared with $11.6 million in 2002 as the company realigned its product development and sales efforts to focus on premium analog watch designs and distribution. The company achieved strong sales of the new GMT watch and continued strength of the Detonator(tm), Crush(tm) 2.0 and Crush(tm) 2.5 analog product lines.

Goggle gross sales grew 30.2 percent for the full year, to $36.2 million up from $27.8 million in 2002, driven by continued momentum of the Wisdom(r) goggle line and increased military sales.

Gross margins were 56.5 percent in 2003, compared with 56.7 percent in the prior year. Lower sunglass gross margins were caused by unfavorable manufacturing volume variances. Non-eyewear categories, which carry lower gross margins, represented a greater proportion of sales compared to the prior year. These factors were partially offset by the weak U.S. dollar and improved apparel, footwear and watch gross margins. Operating expenses for 2003 totaled 45.0 percent of net sales, compared with 43.6 percent in 2002 as selling and G&A expenses grew at a faster pace than net sales.

The European restructuring announced in the fourth quarter of 2002, which resulted in a $1.8 million after-tax charge recorded in that quarter, was completed during the fourth quarter of 2003 with no revisions to the charge recorded.

2004 Guidance

The economies and retail environments in many of Oakley's key global markets have generally improved from year-ago levels, but continue to provide a challenging backdrop against which to forecast. The company's sunglass sales rely heavily on "at-once" orders from retailers to replenish inventory sold to consumers. As a result, sudden, unexpected changes in the relative strength of the retail environment complicate management's attempts to accurately assess future order and sales trends. In addition, a large proportion of the company's new sunglass products are introduced during the first half of each year, making it difficult to forecast actual consumer acceptance of these new products in the absence of comparable sales history. Because Oakley is an integrated manufacturer of its sunglass products, a small variance in sunglass sales volume has a relatively large impact on gross margins and net income due to the fixed-cost nature of the company's manufacturing operations.

The company's guidance for 2004 calls for full-year net sales growth of approximately 10 percent. This guidance assumes a low-single digit increase in sunglass sales, combined with a 15 to 20 percent increase in the company's newer category net sales. It also reflects management's current plans to continue the expansion of its own retail locations at a pace similar to that of 2003. The company expects earnings per share to increase approximately 15 percent in 2004, at the high end of the 10-15 percent range provided four months ago. The improved earnings outlook is based on greater benefit from the weak U.S. dollar, management's continued focus on improving margins and controlling operating expense growth, and increased management confidence resulting from sales trends observed during the fourth quarter of 2003. In addition, based on various international and state tax planning initiatives, the company expects its tax rate for 2004 to be 34.0 percent, down slightly from the 35.0 percent rate in 2003.

Stock Repurchase Program and Annual Dividend

On September 10, 2002, the company's board of directors authorized a $20 million stock repurchase program to occur from time to time as market conditions warrant. Since the time of this authorization, the company has repurchased 829,600 shares for $8.6 million at an average share price of approximately $10.37. No repurchases were made during the fourth quarter. The company intends to remain active with the share repurchase program should the right market conditions exist. On August 12, 2003, Oakley's Board of Directors initiated an annual dividend policy and declared the company's initial regular annual cash dividend of $0.14 per share, which was paid October 31, 2003 to shareholders of record at the close of business on October 15, 2003. Any future dividends are at the discretion of Oakley's Board of Directors.

Non-GAAP Financial Measures

This release makes reference to gross sales and components thereof, each of which may be a non-GAAP financial measure. The Company believes that use of this financial measure allows management and investors to evaluate and compare the Company's operating results in a more meaningful and consistent manner. A reconciliation of these measures is included in the accompanying financial schedules.

About Oakley, Inc.

Oakley: a world brand, driven to ignite the imagination through the fusion of art and science. Building on its legacy of innovative, market-leading, premium sunglasses, the company also offers an expanding line of premium performance footwear, apparel, accessories, watches and prescription eyewear to consumers in more than 100 countries. Trailing-12-month revenues through December 31, 2003 totaled $521.5 million and generated net income of $38.2 million. Oakley, Inc. press releases, SEC filings and the company's Annual Report are available at no charge through the company's Web site at www.oakley.com.

Safe Harbor Disclaimer

This press release contains certain statements of a forward-looking nature. Such statements are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. The accuracy of such statements may be impacted by a number of business risks and uncertainties that could cause actual results to differ materially from those projected or anticipated, including: risks related to the company's ability to manage rapid growth; the ability to identify qualified manufacturing partners; the ability to coordinate product development and production processes with those partners; the ability of those manufacturing partners and the company's internal production operations to increase production volumes on raw materials and finished goods in a timely fashion in response to increasing demand and enable the company to achieve timely delivery of finished goods to its retail customers; the ability to provide adequate fixturing to existing and future retail customers to meet anticipated needs and schedules; the dependence on eyewear sales to Sunglass Hut which is owned by a major competitor and, accordingly, could materially alter or terminate its relationship with the company; the company's ability to expand distribution channels and its own retail operations in a timely manner; unanticipated changes in general market conditions or other factors, which may result in cancellations of advance orders or a reduction in the rate of reorders placed by retailers; continued weakness of economic conditions could continue to reduce or further reduce demand for products sold by the company and could adversely affect profitability, especially of the company's retail operations; further terrorist acts, or the threat thereof, could continue to adversely affect consumer confidence and spending, could interrupt production and distribution of product and raw materials and could, as a result, adversely affect the company's operations and financial performance; the ability of the company to integrate acquisitions without adversely affecting operations; the ability to continue to develop and produce innovative new products and introduce them in a timely manner; the acceptance in the marketplace of the company's new products and changes in consumer preferences; reductions in sales of products, either as the result of economic or other conditions or reduced consumer acceptance of a product, could result in a buildup of inventory; the ability to source raw materials and finished products at favorable prices to the company; the potential effect of periodic power crises on the company's operations including temporary blackouts at the company's facilities; foreign currency exchange rate fluctuations; earthquakes or other natural disasters concentrated in Southern California where substantially all of the companies operations are based; the company's ability to identify and execute successfully cost control initiatives; and other risks outlined in the company's SEC filings, including but not limited to the Annual Report on Form 10-K for the year ended December 31, 2002 and other filings made periodically by the company. The company undertakes no obligation to update this forward-looking information.

                       (Financial Tables Follow)

                          OAKLEY, INC.
               CONSOLIDATED STATEMENTS OF INCOME
             (in thousands except per share data)

                        Three Months Ended   Twelve Months Ended
                            December 31,         December 31,
                       -------------------   -------------------
                          2003       2002       2003       2002
                       --------   --------   --------   --------
 Net sales             $121,555   $102,923   $521,549   $489,552
 Cost of goods sold      56,729     48,367    226,846    211,962
                       --------   --------   --------   --------
  Gross profit           64,826     54,556    294,703    277,590

 Operating expenses:
  Research and
    development           3,575      3,807     14,308     16,016
  Selling                35,475     33,204    142,365    126,995
  Shipping and
    warehousing           5,071      4,335     19,077     18,083
  General and
    administrative       15,554     12,083     58,918     52,335
                       --------   --------   --------   --------
        Total
          operating
          expenses       59,675     53,429    234,668    213,429

                       --------   --------   --------   --------
 Operating income         5,151      1,127     60,035     64,161

 Interest expense,
   net                      166        378      1,272      1,643
                       --------   --------   --------   --------
 Income before
   provision for
   income taxes           4,985        749     58,763     62,518
 Provision for
   income taxes           1,745        262     20,567     21,881
                       --------   --------   --------   --------
 Net income            $  3,240   $    487   $ 38,196   $ 40,637
                       ========   ========   ========   ========

 Basic net income
   per share           $   0.05   $   0.01   $   0.56   $   0.59
 Basic weighted
   average shares        67,935     68,459     68,006     68,732

 Diluted net income
   per share           $   0.05   $   0.01   $   0.56   $   0.59
 Diluted weighted
   average shares        68,465     68,620     68,282     69,333

 Reconciliation of Non-GAAP financial measures to
 equivalent GAAP measures:

                   Three Months Ended      Twelve Months Ended
                      December 31,            December 31,
                 ---------------------   ---------------------
                    2003        2002        2003        2002
                 ---------   ---------   ---------   ---------
                                 (in thousands)

 Gross sales     $129,587    $110,703    $560,592    $528,781
 Discounts and
   returns         (8,032)     (7,780)    (39,043)    (39,229)
                 ---------   ---------   ---------   ---------
 Net sales       $121,555    $102,923    $521,549    $489,552
                 =========   =========   =========   =========

                     Three Months Ended        Twelve Months Ended
                          December 31,              December 31,
                    ----------------------    ----------------------
                       2003         2002         2003         2002
                    ---------    ---------    ---------    ---------
Other Operating Data:          (dollars in thousands)

 Sunglasses:
   Units              835,375      819,521    4,199,916    4,707,822
   Gross sales     $   63,454   $   57,894   $  310,410   $  330,154

 Net sales:
   Domestic        $   54,263   $   45,601   $  257,050   $  254,024
   International   $   67,292   $   57,322   $  264,499   $  235,528

 Backlog                                     $   51,941   $   42,692

                                      December 31,    December 31,
                                         2003            2002
                                     -------------   -------------
 Selected Balance Sheet Data:

 (in thousands)
 Cash and cash equivalents             $49,211         $22,248
 Accounts receivable less
   allowance for doubtful accounts      77,989          68,116
 Inventories                            98,691          87,007
 Accounts payable, accrued
   liabilities and income tax
   payable                              76,696          54,147
 Total debt                             28,701          30,757

CONTACT:
Gar Jackson                         Ron Parham
Oakley, Inc.                        PondelWilkinson Parham
Corporate Communications            Investor Relations
949/672-6985                        503/924-1186
gjackson@oakley.com                 rparham@pondel.com